The Board of Directors
Wells Fargo & Company




We consent to the incorporation by reference in Amendment No. 1 to the registration statement (No. 33-51227) on Form S-3 of Wells Fargo & Company of our report dated January 19, 1993, relating to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1992 and 1991 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1992.


We also consent to the reference of our Firm under the caption
"Experts" in the above registration statement.



                                   KPMG PEAT MARWICK



 San Francisco, California
 January 25, 1994